UNDERWRITING AGREEMENT

Effective as of May 12, 2006

TAG Oil Ltd.
Suite 400, 534 – 17th Avenue S.W.
Calgary, Alberta T2S 0B1

Attention: Drew Cadenhead, President and Chief Executive Officer

Dear Sir:

Re:              Private Placement of Common Shares of TAG Oil Ltd.

                    Canaccord Capital Corporation ("Canaccord" or the "Underwriter") understands that TAG Oil Ltd. (the "Corporation") proposes to issue and sell 40,000,000 common shares in the capital of the Corporation (the "Offered Shares") by way of private placement (the "Offering").

                    The Offered Shares will be offered to purchasers resident in the Selling Jurisdictions and such other provinces or territories of Canada as may be agreed to by the Underwriter and the Corporation, as evidenced by the Corporation's acceptance of a subscription agreement with respect thereto, on a private placement basis pursuant to exemptions from prospectus, registration and equivalent requirements.

                    Subject to the terms and conditions hereof, the Underwriter hereby agrees to act as, and the Corporation hereby appoints the Underwriter as, the sole exclusive agent of the Corporation to offer the Offered Shares for sale on the Closing Date, at a price of $0.75 per Offered Share, provided that in the event that less than all of the Offered Shares are sold by the Underwriter as agent, the Underwriter hereby agrees to purchase the Offered Shares from the Corporation, and the Corporation hereby agrees to issue and sell to the Underwriter, subject to Section 16 hereof, all but not less than all of the Offered Shares for an aggregate consideration of $30,000,000. The Corporation shall be entitled to provide to the Underwriter a president's list of subscribers for up to 6,666,666 Offered Shares, which subscribers shall be afforded an opportunity to participate in the Offering upon the due execution of a Subscription Agreement and the fulfillment of the terms thereof.

                    Although this offer is made by the Underwriter, as purchaser, the Underwriter will endeavour, prior to the Closing Date, to arrange for qualified purchasers (which, together with the Underwriter, are sometimes collectively referred to herein as the "Subscribers") who will subscribe for the Offered Shares directly from the Corporation on a "private placement" basis.

                    It is understood and agreed that the obligations of the Underwriter hereunder will not be discharged or reduced by any substitution of Subscribers as purchasers except in respect of payment of the purchase price for the Offered Shares and then only to the extent that the Subscribers pay at the Closing the purchase price for each Offered Share subscribed for by them. The Underwriter agrees that each Subscriber:

(a)

resident in a Selling Province or otherwise subject to the Applicable Securities Laws of a Selling Province, will be eligible to and will purchase the Offered Shares under applicable prospectus and registration exemptions of the Applicable Securities Laws of such Selling Province;

(b)

who is resident in the United States or is a U.S. Person or purchasing the Offered Shares for the account or benefit of a U.S. Person, will be eligible to purchase and will purchase the Offered Shares pursuant to an exemption from registration provided by Section 4(2) of the U.S. Securities Act and Rule 506 of Regulation D promulgated thereunder for offerings to accredited investors; and

(c)

resident in any other jurisdiction or otherwise subject to the securities laws of any other jurisdiction, will be eligible to and will purchase Offered Shares on a basis which does not require the filing of a prospectus, registration statement or similar document in such jurisdiction.

                    If the Underwriter purchases any Offered Shares pursuant to this Agreement, the Underwriter may not offer or sell such Offered Shares except in compliance with Rule 903 of Regulation S or Rule 144A under the U.S. Securities Act, and in each case in compliance with Schedule "A" hereto.

                    The Underwriter shall be entitled, in connection with the offering and sale of the Offered Shares, to retain as sub-underwriter other registered investment dealers or brokers to participate in the solicitation of offers to purchase the Offered Shares and may receive (for delivery to the Corporation at the Closing Time) subscriptions for Offered Shares from other registered investment dealers or brokers. The Underwriter will have the exclusive right to select such sub-underwriter and the fees payable to such sub-underwriter shall be for the account of the Underwriter.

                    In consideration for its service hereunder, the Underwriter shall be entitled to the compensation provided for in accordance with Section 2 hereof. For greater certainty, the services provided by the Underwriter in connection herewith will not be subject to the Goods and Services Tax provided for in the Excise Tax Act (Canada) and any taxable supplies provided will be incidental to the exempt financial services provided.

1.	Definitions

1.1	In this Agreement:

	(a)	"Acquired Assets" means all of the assets of Cheal Petroleum Ltd., PEP 38757 Ltd and PEP 38758 Ltd. to be acquired pursuant to the Acquisition;

	(b)	"Acquisition" means the proposed acquisition by the Corporation of all of the issued and outstanding shares of Cheal Petroleum Limited, PEP 38757 Ltd. and PEP 38758 Ltd.;

(c)

"Agreement" means this agreement and not any particular Section or other portion except as may be specified, and words such as "hereto", "herein" and "hereby" refer to this Agreement as the context requires;

(d)

"Applicable Securities Laws" includes, without limitation, all applicable securities and corporate laws, rules, regulations, instruments, notices, blanket orders, statements, procedures and policies in effect as of the date hereof in the Selling Jurisdictions;

	(e)	"Business Day" means a day which is not a Saturday, Sunday or legal holiday in the City of Calgary, Alberta or the City of Vancouver, British Columbia;

	(f)	"Closing Date" means June 6, 2006, or such other date or dates as the Underwriter and the Corporation may agree to in writing;

(g)	"Closing Time" means 8:00 a.m. (Calgary time) or such other time, on the Closing Date, as the Underwriter and the Corporation may agree;

(h)	"Common Shares" means the common shares in the capital of the Corporation;

(i)	"Corporation Documents" shall have the meaning assigned thereto in Section 5(ggg) hereof;

(j)	"Corporation's counsel" means Blake, Cassels & Graydon LLP or such other legal counsel as the Corporation may appoint;

(k)	"Corporation’s U.S. counsel" means Davis Wright Tremaine LLP, or such other legal counsel as the Corporation may appoint;

(l)	"Documents" means, collectively:

(i) the Financial Statements;

(ii) the revised annual report of the Corporation on Form 20-F dated September 30, 2005;

(iii) the management information circular of the Corporation dated July 15, 2005;

(iv) all press releases of the Corporation since March 31, 2005; and

(v) all material change reports of the Corporation since March 31, 2005;

(m)	"Due Diligence Session" shall have the meaning set forth in Section 3(g) of this Agreement;

(n)	"Environmental Laws" shall have the meaning set forth in Section 5(gg) of this Agreement;

(o)	"Exchange" means the TSX Venture Exchange;

(p)	"FCPA" shall have the meaning set forth in Section 5(iii) of this Agreement;

(q)

"Financial Statements" means, collectively: (i) the unaudited interim consolidated financial statements of the Corporation for the nine months ended December 31, 2005, together with the notes and management's discussion and analysis relating thereto; (ii) the unaudited interim consolidated financial statements of the Corporation for the six months ended September 30, 2005, together with the notes and management's discussion and analysis relating thereto; (iii) the unaudited interim consolidated financial statements of the Corporation for the three months ended June 30, 2005, together with the notes and management's discussion and analysis relating thereto; and (iv) the audited consolidated financial statements of the Corporation for the year ended March 31, 2005, together with the notes and management's discussion and analysis relating thereto and the auditors' report thereon;

(r)	"Financing" shall have the meaning set forth in Section 12 of this Agreement;

(s)	"Hazardous Substances" shall have the meaning set forth in Section 5(gg) of this Agreement;

(t)	"Indemnified Parties" shall have the meaning set forth in Section 6(a) of this Agreement;

(u)	"Interests" shall have the meaning set forth in Section 5(bb) of this Agreement;

(v)	"Material Agreements" means, collectively, this Agreement, the Subscription Agreements and the Purchase and Sale Agreement;

(w)	"Material Contracts" shall have the meaning set forth in Section 5(kk) of this Agreement;

(x)	"PEP 38738" means permit number 38738 issued by the Ministry of Economic Development of New Zealand;

(y)

"Public Record" means all information filed with the Securities Commissions, including without limitation, the Documents and any other information filed with any such securities commission or similar regulatory authority in compliance, or intended compliance, with any Applicable Securities Laws;

(z)

"Purchase and Sale Agreement" means the purchase and sale agreement dated May 9, 2006 between the Corporation, TAG Oil (NZ) Limited and South Pacific Lease Operations Ltd. in respect of the Acquisition;

(aa)	"Regulation S" means Regulation S under the U.S. Securities Act;

(bb)	"Responses" shall have the meaning set forth in Section 3(g) of this Agreement;

(cc)	"SEC" means the United States Securities and Exchange Commission;

(dd)	"Securities Commissions" means, collectively, the securities commissions or similar regulatory authorities in the Selling Provinces and "Securities Commission" means any one of them;

(ee)	"Selling Dealer Group" means the dealers and brokers other than the Underwriter who participate in the offer and sale of the Offered Shares pursuant to this Agreement;

(ff)	"Selling Jurisdictions" means the Selling Provinces and, to the extent permitted by this Agreement, offshore and in the United States;

(gg)	"Selling Provinces" means the Provinces of British Columbia, Alberta and Ontario;

(hh)	"Subscriber" means any person or entity who executes a Subscription Agreement which is accepted by the Corporation;

(ii)

"Subscription Agreements" means the agreements to be entered into at the Closing Time between the Corporation and each of the Subscribers setting out the contractual relationship between the Corporation and the Subscribers, in form and substance satisfactory to the Corporation and the Underwriter;

(jj)	"Subsidiaries" means TAG Oil (NZ) Limited, TAG Oil (Canterbury) Limited and Durum Energy (PNG) Limited;

(kk)	"Transfer Agent" means Computershare Trust Company of Canada;

(ll)	"Underwriter's counsel" means Bennett Jones LLP or such other legal counsel as the Underwriter may appoint;

(mm)	"Underwriter's U.S. counsel" means Dorsey & Whitney LLP or such other legal counsel as the Underwriter may appoint;

(nn)	"Underwriter's Fee" shall have the meaning set forth in Section 2(a) of this Agreement;

(oo)	"United States" means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(pp)	"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

(qq)	"U.S. Person" shall have the meaning set forth in Schedule "A" hereto; and

(rr)	"U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2               In this Agreement, "affiliated", "misrepresentation", "material change", "material fact" and "subsidiary" have the meanings ascribed thereto under the Applicable Securities Laws of the Selling Provinces, and "distribution" means "distribution" or "distribution to the public", as the case may be, as defined under the Applicable Securities Laws of the Selling Provinces, and "distribute" has a corresponding meaning.

2.	Commission

                    In consideration for its services hereunder, including underwriting the Offering, the Corporation agrees that on the Closing Date in respect of each Offered Share issued hereunder, it shall pay to the Underwriter a fee of 6% of the aggregate gross proceeds received by the Corporation on the sale of the Offered Shares, including any Offered Shares sold to a Subscriber included on the president's list forwarded by the Corporation, being an amount equal to $0.045 per Offered Share or $1,800,000 in the aggregate for the Offered Shares (the "Underwriter's Fee").

3.	The Offering

The Corporation agrees that:

Offered Shares

(a) upon receiving full payment for the Offered Shares, the Offered Shares will be issued as fully paid and non-assessable Common Shares;

Material Agreements

(b)

it will comply with all covenants of the Corporation set forth in the Material Agreements and duly, punctually and faithfully perform all the obligations to be performed by it under the Material Agreements;

Conduct of the Private Placement

(c)

as soon as reasonably possible, and in any event by the Closing Date, the Corporation shall take all such steps as may reasonably be necessary to enable the Offered Shares to be offered for sale and sold on a private placement basis in the Selling Jurisdictions, through the Underwriter in the manner contemplated herein by way of the exemptions from the prospectus requirements set forth in the Applicable Securities Laws, and the Corporation shall not take any action that would prevent the Corporation and the Underwriter from relying upon the exemptions from the prospectus requirements of Applicable Securities Laws in connection with the Offering;

Regulatory Approvals

(d)	it will use its best efforts to obtain, prior to the Closing Time, all necessary regulatory approvals for the distribution of the Offered Shares and the listing of the Offered Shares on the Exchange;

Status as Reporting Issuer and Listing

(e)

it shall (subject to any corporate reorganization in which the successor corporation maintains such status), use its reasonable best efforts to maintain its status as a reporting issuer (or equivalent) not in default of any Applicable Securities Laws until the first anniversary of the Closing Date;

(f)

it shall (subject to any corporate reorganization in which the successor corporation maintains such status), use its best efforts to maintain the listing of its Common Shares on the Exchange (or the Toronto Stock Exchange if it obtains a listing thereon subsequent to the date hereof) until the first anniversary of the Closing Date;

Diligence Review

(g)

prior to the Closing Time, the Corporation shall allow the Underwriter (and its counsel and consultants) to conduct all due diligence inquiries and investigations which the Underwriter may reasonably require or consider necessary or appropriate in order to fulfill the Underwriter's obligations as a registrant to complete the Offering as provided herein. The Corporation will provide to the Underwriter (and its counsel and consultants) reasonable access to the Corporation's and the Subsidiaries' properties (if any), senior management personnel and corporate, financial and other records, for the purposes of conducting such due diligence. Without limiting the scope of the due diligence inquiry, the Underwriter (or its counsel and consultants) may conduct, the Corporation shall also make available its directors and senior management to answer any questions which the Underwriter may have and to participate in one or more due diligence sessions to be held prior to the Closing Date (the "Due Diligence Session"). The Underwriter shall distribute a list of written questions to be answered in advance of such Due Diligence Session and the Corporation shall provide written responses to such questions and shall use its best efforts to have its audit committee, auditors and independent engineers provide written responses to such questions in advance of the Due Diligence Session (the "Responses"). The Underwriter shall have the option to terminate this Agreement prior to the Closing Time if its due diligence inquiries or investigations identify a material adverse circumstance;

Issuance of Share Certificates

(h)

it shall cause the Transfer Agent to make all necessary arrangements for the issuance (at the sole cost and expense of the Corporation) of the definitive certificates representing the Offered Shares delivered for certificates representing, in the aggregate, the same number of Common Shares in such denominations, registered in such name and to be released at such of the offices of the Transfer Agent as the Underwriter may direct at any time and from time to time, but not less than twenty-four (24) hours prior to the Closing Time, provided such issuances are pursuant to exempt trades under the Applicable Securities Laws; and

Documents

(i)

the Corporation shall cause to be provided to the Underwriter such number of copies of the Documents as the Underwriter may reasonably request and such delivery shall constitute the Corporation's authorization to use the Documents in connection with the sale of the Offered Shares.

4.	Corporation's Covenants as to Changes

The Corporation agrees that:

	(a)	during the period commencing on the date hereof and ending on the Closing Date, the Corporation will promptly inform the Underwriter in writing of the full particulars of:

(i)

any material change (actual, anticipated or threatened) in the business, operations, capital or condition (financial or otherwise) of the Corporation, the Subsidiaries or their respective properties or assets;

		(ii)	any change in any material fact contained or referred to in the Public Record; and

		(iii)	the occurrence of a material fact or event, which, in any such case, is, or may be, of such a nature as to:

			(A)	render any portion of the Public Record or the Responses untrue, false or misleading in a material respect;

			(B)	result in a misrepresentation in the Public Record; or

			(C)	result in the Public Record not complying with the Applicable Securities Laws;

provided that if the Corporation is uncertain as to whether a material change, change in a material fact, occurrence of a material fact or event of the nature referred to in this Section 4(a) has occurred, the Corporation shall promptly inform the Underwriter of the full particulars of the occurrence giving rise to the uncertainty and shall consult with the Underwriter as to whether the occurrence is of such nature;

	(b)	during the period commencing with the date hereof and ending on the Closing Date, the Corporation will promptly inform the Underwriter of the full particulars of:

(i)	any request of any Securities Commission, other securities commission, similar regulatory authority, the Exchange or other competent authority for any amendment to the Public Record or for any information which may be material to the distribution of the Offered Shares;

(ii)	the issuance by any Securities Commission, other securities commission, similar regulatory authority, the Exchange or other competent authority of any order to cease or suspend trading of any securities of the Corporation (including the Offered Shares) or of the institution or threat of institution of any proceedings for that purpose; or

(iii)	the receipt by the Corporation of any communication from any Securities Commission, other securities commission, similar regulatory authority, the Exchange or other competent authority relating to any part of the Public Record or the distribution of the Offered Shares;

and except as otherwise agreed by the Underwriter, the Corporation will use its reasonable commercial efforts to prevent the issuance of any such cease trading order or suspension order and, if issued, to obtain the withdrawal thereof as soon as possible;

(c)

it will promptly comply, to the reasonable satisfaction of the Underwriter and the Underwriter's counsel, with the Applicable Securities Laws with respect to any material change, change of a material fact, occurrence or event of the nature referred to in Sections 4(a) and (b) above;

(d)

until the Closing Date, the Corporation will promptly provide to the Underwriter, for review and comment by Underwriter and the Underwriter's counsel, prior to the publication, filing or issuance thereof, any document that will, when filed or issued, constitute part of the Public Record or press release or other communication to the public or to the Corporation's securityholders;

(e)

it will promptly advise the Underwriter if it becomes aware that any of the representations and warranties of any parties to the Purchase and Sale Agreement cease to be true and correct in any material respect or if the Corporation becomes aware of a material fact or event or that there is any change of any material fact or event which is, or may become of such a nature as to render any such representations and warranties or any information provided to the Underwriter in respect of the Acquisition, untrue, false or misleading in any material respect; and

	(f)	it will promptly inform the Underwriter in writing if the Purchase and Sale Agreement is terminated or the Corporation determines it will not be proceeding with the Acquisition.

5.	Representations and Warranties of the Corporation

                    The Corporation represents and warrants to the Underwriter, as at the date hereof and at the Closing Time, and acknowledges that the Underwriter is relying upon such representations and warranties, that:

Corporate Matters

(a)

each of the Corporation and the Subsidiaries has been duly incorporated, continued or amalgamated and organized and is validly existing under the laws of the jurisdiction of its incorporation, continuation or amalgamation and has all requisite corporate authority and power to carry on its business, as now conducted and as presently proposed to be conducted by it, and to own, lease and operate its properties and assets;

(b)	each of the Corporation and the Subsidiaries is duly registered and qualified to carry on business and is validly subsisting under the laws of each jurisdiction in which it carries on its business;

(c)

the Corporation has no subsidiaries other than TAG Oil (NZ) Limited, TAG Oil (Canterbury) Limited and Durum Energy (PNG) Limited and, other than the Subsidiaries, the Corporation is not affiliated with, nor is it a holding corporation of, any other body corporate, nor is it a partner of any partnership nor does it own any securities of any other entity;

(d)	other than TAG Oil (NZ) Limited and TAG Oil (Canterbury) Limited, none of the Subsidiaries conducts any active business operations;

(e)

the minute book of the Corporation and each of the Subsidiaries contains full, true and correct copies of the articles and by-laws or other constating documents of the Corporation and each of the Subsidiaries and, on or before the Closing Time, will contain copies of all minutes of all meetings and all consent resolutions of the directors, committees of directors and shareholders of the Corporation and all such meetings were duly called and properly held and all such resolutions were properly adopted except to the extent that any such failure could not reasonably be expected to have a material adverse effect on the Corporation or any of the Subsidiaries;

Issuance of Securities

(f)	the Offered Shares will be duly and validly authorized and issued as fully paid and non-assessable Common Shares at the Closing Time;

(g)

at the Closing Time, the form and terms of the definitive certificates representing the Common Shares will have been duly approved and adopted by the Corporation and comply with all legal requirements relating thereto, including the requirements of the Exchange;

No Breach

(h)

neither the Corporation nor any of the Subsidiaries is in default or breach or violation of, and the execution and delivery of, and the performance and compliance with the terms of any of the Material Agreements and the Offering do not and will not:

(i)

result in any breach of, or constitute a default under, and do not and will not create a state of facts which, after notice or lapse of time or both, would result in a breach of or constitute a default under, any term or provision of the articles, by-laws or resolutions of the Corporation or any of the Subsidiaries, or any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any of the Subsidiaries is a party or by which it is bound, or any judgment, decree, order, statute, rule or regulation applicable to the Corporation or any of the Subsidiaries, which default or breach might reasonably be expected to materially adversely affect the assets, liabilities, business, operations, capital or condition (financial or otherwise) of the Corporation or the properties or assets of the Corporation together with the Subsidiaries (taken as a whole);

(ii)

create a right for any other party to terminate, accelerate or in any way alter any other rights existing under any indenture, mortgage, note, contract, agreement (written or oral), instrument, lease or other document to which the Corporation or any of the Subsidiaries is a party or by which any of them is bound which, upon exercise of such right, might reasonably be expected to materially adversely affect the assets, liabilities, business, operations, capital or condition (financial or otherwise) of the Corporation together with the Subsidiaries (taken as a whole) or the properties or assets of the Corporation together with the Subsidiaries (taken as a whole);

Corporate Authority and Effect

(i)

the Corporation has full corporate power and authority to enter into the Material Agreements and to perform its obligations set out herein and therein, and this Agreement and the Purchase and Sale Agreement have been and the Subscription Agreements, when entered into, shall be duly authorized, executed and delivered by the Corporation, and this Agreement and the Purchase and Sale Agreement are, and the Subscription Agreements, when entered into, shall be, legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their respective terms subject to the general qualifications that:

	(i)	enforceability may be limited by bankruptcy, insolvency or other laws affecting creditors' rights generally;

	(ii)	equitable remedies, including the remedies of specific performance and injunctive relief, are available only in the discretion of the applicable court; and

	(iii)	rights to indemnify and contribution hereunder may be limited by applicable law;

(j)	the representations and warranties made by the Corporation in the Material Agreements are, or will be, correct as of the date they are made;

No Change

(k)

there has not been any adverse material change in the capital, assets, liabilities or obligations (absolute, accrued, contingent or otherwise) of the Corporation and the Subsidiaries (taken as a whole), from the position set forth in the Financial Statements or as otherwise disclosed in the Public Record and there has not been any adverse material change in the business, operations, capital or condition (financial or otherwise) or results of the operations of the Corporation since March 31, 2005, which have not been disclosed in the Public Record;

(l)

since March 31, 2005, there have been no material facts, transactions, events or occurrences which could materially adversely affect the capital, assets, liabilities (absolute, accrued, contingent or otherwise), business, operations or condition (financial or otherwise) or results of the operations of the Corporation and the Subsidiaries (taken as a whole), which have not been disclosed in the Public Record;

(m)

the Corporation and each Subsidiary has not entered into any transaction which is or may be material to the Corporation and the Subsidiaries (taken as a whole) and is not in the ordinary course of business, which have not been disclosed in the Public Record;

Share Capital

(n)

the authorized capital of the Corporation consists of an unlimited number of Common Shares, of which as of the Closing Date (without giving effect to the Offering or the Acquisition), there will be 46,631,081 Common Shares issued and outstanding as fully paid and non-assessable shares;

(o)

other than pursuant to the provisions of this Agreement, there are no outstanding securities convertible or exchangeable into any securities of the Corporation or the Subsidiaries or any agreement, warrant, option, right or privilege being or capable of becoming an agreement, warrant, option or right for the purchase of any unissued securities of the Corporation or the Subsidiaries, except for 1,125,000 Common Shares reserved for issuance upon the exercise of stock options currently issued pursuant to the Corporation's stock option plan, 200,000 Common Shares to be reserved for issuance upon the exercise of stock options to be issued upon the Corporation graduating to Tier 1 of the Exchange and 400,000 Common Shares reserved for issuance upon the exercise of Common Share purchase warrants of the Corporation;

(p)

the Corporation is the beneficial owner and holder of record of all of the issued and outstanding securities in the capital of each of the Subsidiaries, with good and valid title to all such securities, free and clear of all liens and encumbrances;

General Tax Matters

(q)

each of the Corporation and the Subsidiaries has duly filed all tax returns required to be filed by it, has paid all taxes due and payable by it and has paid all assessments and re-assessments and all other taxes, governmental charges, penalties, interest and other fines due and payable by it and which are claimed by any governmental authority to be due and owing and adequate provision has been made for taxes payable for any completed fiscal period for which tax returns are not yet required and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return or payment of any tax, governmental charge or deficiency by the Corporation or the Subsidiaries and there are no actions, suits, proceedings, investigations or claims threatened or pending against the Corporation or the Subsidiaries in respect of taxes, governmental charges or assessments or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority;

Legal Compliance

(r)

there are no actions, suits, proceedings or inquiries pending or threatened against or involving or affecting the Corporation or the Subsidiaries, at law or in equity or before or by any federal, provincial, state, county, municipal or other governmental department, commission, board, bureau, agency or instrumentality which in any way materially adversely affect, or may in any way materially adversely affect, the assets, liabilities, business, operations, capital or condition (financial or otherwise) of the Corporation together with the Subsidiaries (taken as a whole) or the properties or assets of the Corporation together with the Subsidiaries (taken as a whole) or which affect or may affect the distribution of the Offered Shares or which would impair the ability of the Corporation to consummate the transactions contemplated hereby or to duly observe and perform any of its covenants or obligations contained in the Material Agreements and the Corporation is not aware of any existing ground on which such action, suit, proceeding or inquiry might be commenced with any reasonable likelihood of success;

(s)

the Corporation and the Subsidiaries have conducted and are conducting their business in compliance in all material respects with all applicable laws, rules and regulations and are fully licensed, registered or qualified to transact business and are in good standing in all jurisdictions in which the conduct of its business requires such qualification except to the extent that the failure to so comply or to be so licensed, registered or qualified would not have a material adverse effect on the Corporation or the Subsidiaries (taken as a whole), all such licenses, registrations or qualifications which are material are valid and existing in good standing, and the Corporation is not aware of any legislation, regulation, rule or lawful requirements presently in force or proposed to be brought into force which the Corporation anticipates that the Corporation or the Subsidiaries will be unable to comply with without materially adversely affecting the Corporation and the Subsidiaries (taken as a whole);

(t)

to the best of the knowledge of the Corporation, no other party is in default in the observance or performance of any term or obligation to be performed by it under any contract to which the Corporation or the Subsidiaries is a party or by which any of them is bound which is material to the business of the Corporation and the Subsidiaries (taken as a whole);

(u)

no event has occurred which after notice or lapse of time or both would directly or indirectly constitute such a default, in any such case which default or event would reasonably be expected to have a material adverse effect on the assets or properties, business, results of operations, prospects or condition (financial or otherwise) of the Corporation and the Subsidiaries (taken as a whole);

Securities Compliance Matters

(v)

none of the Securities Commissions, other securities commission, similar regulatory authority, the Exchange or other competent authority has issued any order which is currently outstanding preventing or suspending trading in any securities of the Corporation, no such proceeding is, to the knowledge of the Corporation, pending, contemplated or threatened, the Corporation is not in default of any requirement of Applicable Securities Laws which would have a material adverse effect on the Offering or the Corporation or any of the Subsidiaries;

(w)

other than the conditional approval of the Exchange with respect to the Offering, no authorization, approval or consent of any court or governmental authority or agency is required to be obtained by the Corporation in connection with the sale and delivery of the Offered Shares;

(x)	the Corporation is a "reporting issuer" not in default of Applicable Securities Laws in the Provinces of British Columbia and Alberta;

(y)

the Corporation has taken or will take prior to the Closing Date all such steps as may be necessary to comply with such requirements of Applicable Securities Laws such that the Offered Shares may, in accordance with Applicable Securities Laws, be offered for sale and sold on a private placement basis in the Selling Jurisdictions through the Underwriter by way of the exemptions from the prospectus requirements;

(z)

the Corporation’s Common Shares are registered under Section 12 of the U.S. Exchange Act and the Corporation has filed with or furnished to the SEC all reports and other information required to be filed or furnished pursuant to the U.S. Exchange Act;

Exchange Compliance

(aa)

the issued and outstanding Common Shares of the Corporation are listed and posted for trading on the Exchange and the Corporation is in compliance with the bylaws, rules and regulations of the Exchange;

Oil & Gas Operations

(bb)

although it does not warrant title, the Corporation does not have reason to believe that each of the Corporation and the Subsidiaries does not have good and marketable title to or the irrevocable right to produce and sell its petroleum, natural gas and related hydrocarbons (for the purposes of this clause, the foregoing are referred to as the "Interests") and does represent and warrant that the Interests are free and clear of all liens, charges, encumbrances, restrictions or adverse claims created by, through or under the Corporation or any of the Subsidiaries, except as disclosed in the Public Record or those arising in the ordinary course of business, which are not material in the aggregate;

(cc)

the Corporation is not aware of any defects, failures or impairments in the title of the Corporation or the Subsidiaries to their respective oil and natural gas properties, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party which, in aggregate, could have a material adverse effect on the value of the Corporation's or each Subsidiary's interests in such property or their ability to exploit such interests or property;

(dd)	in respect of the assets and properties of the Corporation and the Subsidiaries that are operated by the Corporation or any of the Subsidiaries:

(i)

the Corporation and the Subsidiaries hold all valid licenses, registrations, permits authorizations and qualifications that are required and necessary under applicable law to operate the assets and properties of the Corporation and the Subsidiaries as presently operated;

(ii)

all such licenses, registrations, permits, authorizations and qualifications are valid and existing and in good standing and none of such licenses, registrations, permits, authorizations or qualifications contains any burdensome term, provision, condition or limitations which has or is likely to have a material adverse effect on the business of the Corporation or the Subsidiaries (taken as a whole) as now conducted, or as proposed to be conducted; and

(iii)

the Corporation and the Subsidiaries have not received notice of any proceedings relating to the revocation or modification of any such licenses, registrations, permits, authorizations or qualifications which, if the subject of an unfavourable decision, ruling or finding, would materially adversely affect the business, operations, financial condition or prospects of the Corporation and the Subsidiaries (taken as a whole);

(ee)

all filings by the Corporation and the Subsidiaries pursuant to which the Corporation and the Subsidiaries have received, or are entitled to receive, government incentives have been made in accordance, in all material respects, with all applicable laws and contain no misrepresentations of material fact or omit to state any material fact which could cause any amount previously paid to the Corporation or the Subsidiaries, or previously accrued on the accounts thereof to be recovered or disallowed;

(ff)

any and all operations of the Corporation and the Subsidiaries and, to the best of the Corporation's knowledge, any and all operations by third parties, on or in respect of the assets and properties of the Corporation and the Subsidiaries, have been conducted in accordance with good oil and gas industry practices applicable in the jurisdictions which such operations occur and in material compliance with applicable laws, rules, regulations, orders and directions of government and other competent authorities;

Environmental Compliance

(gg)

each of the Corporation and the Subsidiaries has conducted, and is conducting, its business in compliance in all material respects with all legislation, regulations or by-laws or other lawful requirements of any governmental or regulatory bodies ("Environmental Laws") of each jurisdiction in which it carries on business relating to the protection of the environment, occupational health and safety or the processing, use, treatment, storage, disposal, discharge, transport or handling of any pollutants, contaminants, chemicals or industrial, toxic or hazardous wastes or substance ("Hazardous Substances") or the licensing thereof;

(hh)	The Corporation and each of the Subsidiaries:

	(i)	has not received any notice of, or been prosecuted for, an offence alleging non-compliance with any Environmental Laws;

	(ii)	has not settled any allegation of non-compliance short of prosecution; and

	(iii)	has not received notice of any orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures to be made with respect to any of its assets;

(ii)

to the knowledge of the Corporation (after inquiry that is consistent with sound environmental practices for businesses engaged in exploration for, and production of, oil & gas in the applicable jurisdictions) there has not occurred any material spills, emissions or pollution of any property of the Corporation or the Subsidiaries, or for which the Corporation or the Subsidiaries is or may be responsible, nor is the Corporation or the Subsidiaries the subject of any outstanding stop orders, control orders, clean-up orders or reclamation orders under applicable environmental laws and regulations;

Disclosure and Records

(jj)

the books of account and other records of the Corporation and the Subsidiaries, whether of a financial or accounting nature or otherwise, have been maintained in accordance with prudent business practices;

(kk)

the Corporation has provided the Underwriter and its advisors with true and complete copies of all indentures, mortgages, notes, contracts, agreements (written or oral), instruments, leases or other documents to which each of the Corporation or the Subsidiaries is a party that can reasonably be regarded as presently material to the Corporation or the Subsidiaries (collectively, the "Material Contracts") and each of the Material Contracts constitutes a legal, valid and binding obligation of the Corporation and the Subsidiaries, as applicable, enforceable in accordance with their respective terms and, to the best of the knowledge of the Corporation, no party thereto is in default thereunder;

(ll)

the information in respect of the assets, liabilities, business, operations and capital of the Corporation and the Subsidiaries provided by the Corporation and its representatives to the Underwriter or its representatives is true and correct in all material respects, as at the respective dates thereof and as at the date hereof and does not omit any data or information necessary to make the data and information provided, taken as a whole, not misleading in any material respect;

(mm)

the description of the assets and liabilities of the Corporation and the Subsidiaries (taken as a whole) set forth in the Financial Statements fairly presents, in accordance with generally accepted accounting principles in Canada, the financial position and condition of the Corporation and the Subsidiaries on a consolidated basis as at the dates thereof and reflects all material liabilities (absolute, accrued, contingent or otherwise) of the Corporation and the Subsidiaries as at the dates thereof required to be disclosed in accordance with generally accepted accounting principles in Canada;

(nn)

the information and statements set forth in the Public Record were true, correct, and complete and did not contain any misrepresentation, as of the date of such information or statements and no material change has occurred in relation to the Corporation and the Subsidiaries (taken as a whole) which is not disclosed in the Public Record, and the Corporation has not filed any confidential material change reports which continue to be confidential;

Registrar and Transfer Agent

(oo)

Computershare Trust Company of Canada at its principal office in the cities of Calgary and Vancouver is the duly appointed registrar and transfer agent of the Corporation with respect to its Common Shares;

Other Liabilities

(pp)

other than as provided for in this Agreement, the Corporation has not incurred any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, Underwriter's commission or other similar forms of compensation with respect to the Offering;

(qq)

the Corporation and the Subsidiaries are not a party to or bound by any agreement of guarantee, indemnification (other than an indemnification of directors and officers in accordance with the by-laws of the Corporation and applicable laws and indemnities arising in the ordinary course including pursuant to industry agreements such as operating agreements and indemnification provisions in favour of trustees under warrant indentures and similar agreements, registrar and transfer agency agreements and agency and underwriting agreements and similar arrangements which, taken together, do not have a material adverse effect on the Corporation and the Subsidiaries (taken as a whole)) or any other like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;

(rr)

except as set forth in the Documents, the Corporation does not have any loans or other indebtedness outstanding which have been made to or from any of its shareholders, officers, directors or employees or any other person not dealing at arm's length with the Corporation or the Subsidiaries that are currently outstanding;

(ss)

no director, officer or other non-arm's length party to the Corporation or the Subsidiaries is entitled to receive any royalties, net profits interest or other payments or has any other rights based on production from properties or assets in which the Corporation or the Subsidiaries has an interest;

Acquisition Related

(tt)

assuming all required approvals and consents are obtained and all other conditions to completing the Acquisition are satisfied or waived, the completion of the Acquisition is scheduled to occur on or about June 16, 2006, and the Corporation has no reason to believe that the Acquisition will not be completed in accordance with the terms and conditions of the Purchase and Sale Agreement;

(uu)

in the course of the due diligence conducted to date by the Corporation in respect of the Acquisition (which the Corporation believes is in scope consistent with sound industry practice and transactions of a similar value and which has been substantially completed), other than with respect to PEP 38738, which has been disclosed to the Underwriter, no matters have arisen from such review which constitutes something that has (or would reasonably be expected, given the present knowledge of the Corporation regarding the assets to be acquired pursuant to the Acquisition, to have) a material adverse effect on the value of the Acquired Assets or constitute a basis or reason for the Corporation not completing the Acquisition;

(vv)	there have been no amendments to the Purchase and Sale Agreement nor any waivers of any material covenants or agreements contained therein;

(ww)	the representations and the warranties of the Corporation in the Purchase and Sale Agreement, a true copy of which has been provided to the Underwriter, are true and correct as of the date hereof, except as such would not have a material adverse effect on the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or results of operations of the Corporation;

(xx)

the Corporation has no reason to believe that the representations and warranties of South Pacific Lease Operations Ltd. in the Purchase and Sale Agreement are not true and correct as of the date hereof or that South Pacific Lease Operations Ltd. is in breach of any of its covenants in the Purchase and Sale Agreement, except such as would not have a material adverse effect on the business, operations, capital, properties, assets, liabilities (absolute, accrued, contingent or otherwise) or results of the operations of Cheal Petroleum Limited, PEP 38757 Ltd., PEP 38758 or the Corporation;

(yy)

except in respect of PEP 38738, the Corporation is not aware of any defects, failures or impairments in the title of Cheal Petroleum Limited, PEP 38757 Ltd., PEP 38758, or any of their subsidiaries, to the Acquired Assets, whether or not an action, suit, proceeding or inquiry is pending or threatened or whether or not discovered by any third party which in aggregate could have a material adverse effect on: (A) the quantity and pre-tax present worth values of the Acquired Assets; (B) the current production volumes of the Acquired Assets; or (C) the current cash flow of the Acquired Assets;

(zz)

the Corporation believes that the report prepared by Sproule International Limited and dated May 2006 reasonably presents the quantity and pre-tax present worth values of oil and gas reserves of the Acquired Assets as at April 30, 2006 based upon the assumptions as to commodity prices and costs contained therein and the Corporation has no knowledge of any material adverse change in any of the information set forth in the report prepared by Sproule International Limited;

Other

(aaa)

to the knowledge of the Corporation, as at the date of this Agreement, no insider (as the term is defined in the Securities Act (Alberta)) of the Corporation or the Subsidiaries has the present intention to sell any securities of the Corporation;

(bbb)

to the knowledge of the Corporation, none of its directors or officers, are now, or have ever been, subject to an order or ruling of any securities regulatory authority or stock exchange prohibiting such individual from acting as a director or officer of a public company or of a company listed on a particular stock exchange;

(ccc)

the Corporation and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences;

(ddd)	since the date of the Corporation's latest audited financial statements, there has been no change in the Corporation's internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, the Corporation's internal controls over financial reporting;

(eee)

the Corporation has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the U.S. Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Corporation in the reports that the Corporation will file or furnish under the U.S. Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC's rules and forms, and are designed to ensure that information required to be disclosed by the Corporation in the reports that it will file or furnish under the Exchange Act is accumulated and communicated to the Corporation's management, including the Corporation's principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure, and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established;

(fff)

the Corporation is in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002 (including, without limitation, the provisions of Sections 302 and 906 thereof concerning certification and Section 402 thereof concerning loans) and the rules and regulations of the SEC that pertain thereto that are effective, and is actively taking steps to ensure that it will be in compliance in all material respects with other applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC that pertain thereto upon the effectiveness of such provisions;

(ggg)

all forms, reports, schedules, prospectuses, circulars, statements and other documents (together with any amendments thereto) filed by the Corporation with or furnished by it to any of the Securities Commissions, the SEC and the Exchange since December 31, 2003 and any correspondence related thereto (such forms, reports, schedules, prospectuses, circulars, statements and other documents, including any financial statements or other documents, including any schedules included therein, are referred to as the "Corporation Documents"), at the time filed or furnished (and if amended or superseded by a filing or furnishing of another Corporation Document prior to the date of this Agreement then, on the date of such filing or furnishing), (i) did not contain any misrepresentation of a material fact (as defined in Applicable Securities Laws of the Selling Provinces), did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made not misleading and (ii) complied in all material respects with the requirements of Applicable Securities Laws;

(hhh)

the Corporation has not filed any confidential material change report with the Securities Commissions, the SEC or any other securities authority or regulator or any stock exchange or other self-regulatory authority, which as of the date hereof remains confidential. None of the Subsidiaries is required to file any reports or other documents with any of the Securities Commissions, the SEC or the Exchange; and

(iii)

neither the Corporation nor any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the U.S. Foreign Corrupt Practices Act of 1977 (the "FCPA"), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any "foreign official" (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA, and neither the Corporation nor any of the Subsidiaries is aware of or has taken any action, directly or indirectly, that has involved the payment of any bribe, kickback, or other unlawful payment to any person. The Corporation and the Subsidiaries have conducted their businesses in compliance with the FCPA, and have instituted and maintained policies and procedures designed to ensure, and which are reasonably expected to ensure continued compliance therewith.

                    It is further agreed by the Corporation that all representations and warranties in this Section 5 made by the Corporation to the Underwriter shall also be deemed to be made for the benefit of the Subscribers as if the Subscribers were also parties hereto (it being agreed that the Underwriter is acting for and on behalf of the Subscribers for this purpose).

6.	Indemnity

(a)

Effective from and after May 12, 2006, the Corporation shall indemnify and save the Underwriter, and the Underwriter's affiliates and each of their agents, advisors, directors, officers, employees, partners, shareholders and each other person, if any, controlling the Underwriter or any of its affiliates (collectively, the "Indemnified Parties"), harmless against and from all liabilities, claims, demands, losses (other than losses of profit) costs, damages and expenses to which the Indemnified Parties may be subject or may suffer or incur, whether under the provisions of any statute or otherwise, in any way caused by, or arising directly or indirectly from or in consequence of:

(i)

any information or statement contained in the Public Record (other than any information or statement relating solely to the Underwriter and furnished to the Corporation by the Underwriter or the Underwriter's counsel expressly for inclusion in the Public Record) which is (or is alleged to be) untrue or any omission (or alleged omission) to provide any information or state any fact the omission of which makes or is alleged to make any such information or statement untrue or misleading in light of the circumstances in which it was made;

(ii)

any misrepresentation or alleged misrepresentation (except a misrepresentation which is based upon information relating solely to the Underwriter and furnished to the Corporation by the Underwriter or the Underwriter's counsel expressly for inclusion in the Public Record) contained in the Public Record;

(iii)

any prohibition or restriction of trading in the securities of the Corporation or any prohibition or restriction affecting the distribution of the Offered Shares (not based upon the activities or the alleged activities of the Underwriter or any member of the Selling Dealer Group, if any) imposed by any competent authority if such prohibition or restriction is based on any misrepresentation or alleged misrepresentation of a kind referred to in Section 6(a)(ii);

(iv)

any order made or any inquiry, investigation (whether formal or informal) or other proceeding commenced or threatened by any one or more competent authorities (not based solely upon the activities or the alleged activities of the Underwriter or any member of the Selling Dealer Group, if any) relating to or materially affecting the trading or distribution of the Offered Shares;

(v)

any misrepresentation contained herein or any breach of, default under or non-compliance by the Corporation with any representation, warranty, term or condition of the Material Agreements or any requirement of Applicable Securities Laws; or

(vi)	the exercise by any Subscriber of any contractual or statutory right of rescission in connection with the purchase of the Offered Shares;

provided that in the event and to the extent that a court of competent jurisdiction in a final judgment from which no appeal can be made or regulatory authority in a final ruling from which no appeal can be made shall determine that any proceedings or liabilities in respect of which indemnity may be sought resulted solely from the gross negligence, fraud or willful misconduct of any party entitled to indemnity hereunder, this indemnity shall not apply (provided that, for greater certainty, the foregoing shall not disentitle the Underwriter from claiming indemnification hereunder to the extent that gross negligence, if any, relates to the failure of the Underwriter to conduct adequate "due diligence").

(b)	The Underwriter shall be entitled, as trustee, to enforce the obligations contained herein on behalf of any other party entitled to indemnity or contribution hereunder.

(c)

The Corporation agrees that in case any legal proceedings or investigation shall be brought against or initiated against the Corporation by any securities commission, regulatory authority, stock exchange, court, or other entity having regulatory authority, and any representative of the Underwriter shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by the Underwriter, the Corporation shall pay the Underwriter the reasonable costs thereof (including an amount to reimburse the Underwriter for time spent by its personnel in connection therewith on such individuals' usual per diem rates and out-of-pocket expenses incurred by their personnel in connection therewith), as they occur provided such legal proceedings or investigations do not arise solely as the result of the gross negligence, fraud or willful misconduct of any Indemnified Party.

(d)

If any claim contemplated by Section 6(a) shall be asserted against any of the Indemnified Parties, such person shall notify the Corporation, in writing, as soon as possible of the nature of such claim (provided that any failure to so notify shall not relieve the Corporation from liability, except and only to the extent that the failure materially prejudices the Corporation) and the Corporation shall be entitled (but not required) to assume the defense of any suit brought to enforce such claim, provided however, that the defence shall be through legal counsel selected by the Corporation and acceptable to the Indemnified Party, acting reasonably. If the Corporation assumes conduct of the defence for an Indemnified Party, the Indemnified Party shall fully cooperate in the defence, including, without limitation, the provision of documents, appropriate officers and employees to give witness statements, attend examinations for discovery, make affidavits, meet with counsel, testify and divulge all information reasonably required to defend or prosecute the proceedings. The Indemnified Party shall have the right to retain its own counsel in any proceeding relating to a claim contemplated by Section 6(a) if:

(i)

the Indemnified Party has been advised by counsel that there may be a reasonable legal defence available to the Indemnified Party which is different from or additional to a defence available to the Corporation (in which case the Corporation shall not have the right to assume the defence of such proceedings on the Indemnified Party's behalf);

(ii)	the Corporation shall not have taken the defence of such proceedings and employed counsel within ten (10) days after receiving notice of such proceedings; or

(iii)	the employment of such counsel has been authorized by the Corporation in connection with the defence of such proceeding;

and, in any such event, the reasonable fees and expenses of such Indemnified Party's counsel (on a solicitor and his client basis) shall be paid by the Corporation, provided that the Corporation shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate law firm (in addition to any local counsel) for all such Indemnified Parties.

(e)

No admission of liability and no settlement of any proceeding shall be made without the consent of the Indemnified Parties affected, such consent not to be unreasonably withheld. No admission of liability shall be made by an Indemnified Party without the consent of the Corporation, such consent not to be unreasonably withheld, and the Corporation shall not be liable for any settlement of any proceeding made without its consent, such consent not to be unreasonably withheld.

7.	Contribution

                    In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Agreement is due in accordance with its terms but is (in whole or in part), for any reason, held by a court to be unavailable from the Corporation on grounds of policy or otherwise, each of the Corporation and the party or parties seeking indemnification shall contribute to the aggregate liabilities, claims, demands, losses (other than losses of profit), costs, damages and expenses (including legal or other expenses reasonably incurred in connection with investigation or defence of the same) to which they may be subject or which they may suffer or incur:

(a)	in such proportion as is appropriate to reflect the relative benefit received by the Corporation on the one hand, and by the party or parties seeking indemnity on the other hand, from the Offering; or

(b)

if the allocation provided by Section 7(a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in Section 7(a) above but also to reflect the relative fault of the party or parties seeking indemnity, on the one hand, and the parties from whom indemnity is sought, on the other hand, in connection with the statements, commissions or omissions or other matters which resulted in such liabilities, claims, demands, losses, costs, damages or expenses as well as any other relevant equitable considerations.

                    The relative benefits received by the Corporation, on the one hand, and the Underwriter, on the other hand, shall be deemed to be in the same proportion that the total proceeds of the Offering received by the Corporation (net of fees but before deducting expenses) bear to the fees received by the Underwriter.

                    The Corporation agrees that it would not be just and equitable if contributions pursuant to this Agreement were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraphs. The rights to contribution provided in this Section 7 shall be in addition to, and without prejudice to, any other right to contribution which the Underwriter may have.

                    Any liability of the Underwriter under this Section 7 shall be limited to the amount payable to the Underwriter under Section 2(a).

                    The rights to indemnity and the right of contribution provided in the foregoing paragraphs shall be in addition to and not in derogation of any other right to contribution which the Indemnified Parties may have by statute or otherwise at law or in equity. The Corporation waives all rights of contribution that it may have against any Indemnified Party relating to any liability in respect of which the Corporation has agreed to indemnify the Indemnified Parties hereunder.

                    The obligations under the indemnity and right of contribution provided herein shall apply whether or not the transactions contemplated by this Agreement are completed and shall survive the completion of the transactions contemplated under this Agreement and the termination of this Agreement.

8.	Expenses

                    Whether or not the transactions contemplated herein shall be completed, all costs and expenses of or incidental to the creation, issuance and distribution of the Offered Shares, shall be borne by the Corporation, including, without limitation, the fees payable to the Exchange, the fees payable pursuant to the Applicable Securities Laws, the fees and expenses of the Corporation's counsel, the reasonable fees and expenses of local counsel retained by the Corporation's counsel, the fees and expenses of the Corporation's auditors, the Transfer Agent, engineers, specialists and other outside consultants, the reasonable fees and expenses of the Underwriter's counsel, the reasonable fees and expenses of the Underwriter's U.S. counsel and the other reasonable out-of-pocket expenses of the Underwriter relating to this transaction, including the fees of any consultants and specialists, if required.

9.	Termination

(a)

In addition to any other remedies which may be available to the Underwriter, the Underwriter may terminate its obligations hereunder, by written notice to the Corporation, in the event that after the date hereof and at or prior to the Closing Time:

(i)

any order to cease or suspend trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Offered Shares, is made, or proceedings are announced, commenced or threatened for the making of any such order, by any securities commission, similar regulatory authority, the Exchange or other competent authority, and has not been rescinded, revoked or withdrawn prior to the Closing Time;

(ii)

any inquiry, investigation (whether formal or informal) or other proceeding in relation to the Corporation or the Subsidiaries or any of their respective directors or senior officers is announced, commenced or threatened by any securities commission, similar regulatory authority, the Exchange or other competent authority if, in the reasonable opinion of the Underwriter, the announcement, commencement or threatening thereof materially adversely affects or may materially adversely affect the trading or distribution of the Offered Shares;

(iii)

there shall have occurred any adverse material change (actual, contemplated or threatened) or any change in a material fact or occurrence of a material fact or event or event of the nature described in Section 4(a), as determined by the Underwriter in its sole discretion, acting reasonably, that could reasonably be expected to have a material adverse effect on the assets, liabilities, business, operations, capital or condition (financial or otherwise) of the Corporation and the Subsidiaries (taken as a whole);

(iv)

there should develop, occur or come into effect or existence any event, action, state, condition or financial occurrence, or any catastrophe of national or international consequence, any law or regulation, or any other occurrence of any nature whatsoever, which, in the sole opinion of the Underwriter, acting reasonably, materially adversely affects, or involves, or will materially adversely affect, or involve, the financial markets or the business, operations or affairs of the Corporation and the Subsidiaries (taken as a whole);

(v)

the state of the financial markets or of the oil and gas industry is such that the Offered Shares cannot, in the sole opinion of the Underwriter, acting reasonably, be marketed successfully or profitably;

(vi)	the Corporation shall be in breach of, default under or non-compliance with, in any material respect, any representation, warranty, covenant, term or condition of the Material Agreements; or

(vii)

the Underwriter shall become aware, as a result of its due diligence review or otherwise, of any adverse material change with respect to the Corporation (in the sole opinion of the Underwriter, acting reasonably) which has not been disclosed to the Underwriter or disclosed to the public prior to the date hereof.

(b)

The Underwriter may exercise any or all of the rights provided for in Section 9(a), 10 and 14(a) notwithstanding any adverse material change, change, event or state of facts and notwithstanding any act or thing taken or done by the Underwriter or any inaction by the Underwriter, whether before or after the occurrence of any adverse material change, change, event or state of facts including, without limitation, any act of the Underwriter related to the Offering and the Underwriter shall only be considered to have waived or be estopped from exercising or relying upon any of such rights if such waiver or estoppel is in writing and specifically waives or estoppes such exercise or reliance.

(c)

Any termination pursuant to the terms of this Agreement shall be effected by notice in writing delivered to the Corporation, provided that no termination shall discharge or otherwise affect any obligation of the Corporation under Sections 6, 7, 8 or 15 herein. The right the Underwriter to terminate its obligations hereunder are in addition to, and without prejudice to, any other remedies it may have.

10.	Closing Documents

                    The obligations of the Underwriter hereunder shall be conditional upon the Underwriter receiving, and the Underwriter shall have the right on the Closing Date on behalf of the Subscribers to withdraw all Subscription Agreements delivered and not previously withdrawn by Subscribers unless the Underwriter receives, on the Closing Date:

Legal Opinion

(a)

A legal opinion of the Corporation's counsel addressed to the Underwriter and the Subscribers, in form and substance reasonably satisfactory to the Underwriter and the Underwriter's counsel, with respect to such matters as the Underwriter and the Underwriter's counsel may reasonably request relating to the Offered Shares, including, without limitation, that:

(i)

the Corporation has been duly incorporated, is validly subsisting and has all requisite corporate power and authority to carry on its business as now conducted by it and to own its properties and assets;

(ii)

the Corporation has full corporate power and authority to enter into the Material Agreements, and to perform its obligations set out herein and therein, and the Material Agreements have been duly authorized, executed and delivered by the Corporation and constitute legal, valid and binding obligations of the Corporation enforceable against the Corporation in accordance with their terms subject to laws relating to creditors' rights generally and except that rights to indemnity and contribution may be limited or unavailable by applicable law;

(iii)

the execution and delivery of the Material Agreements and the fulfillment of the terms hereof and thereof by the Corporation, and the performance of and compliance with the terms of the Material Agreements by the Corporation, does not and will not result in a breach of, or constitute a default under, and does not and will not create a state of facts which, after notice or lapse of time or both, will result in a breach of or constitute a default under, any applicable laws of the Province of Alberta or any term or provision of the articles or by-laws of the Corporation, or, of which counsel is aware, resolutions of the directors or shareholders of the Corporation, or any mortgage, note, indenture, contract, agreement (written or oral), instrument, lease or other document to which the Corporation is a party or by which it is bound on the Closing Date, of which such counsel is aware, which might reasonably be expected to materially adversely affect the business, operations, capital or condition (financial or otherwise) of the Corporation;

	(iv)	the Offered Shares have been reserved and allotted for issuance and when issued, they will be validly issued as fully-paid and non-assessable Common Shares;

(v)

the offering, sale, and issuance of the Offered Shares by the Corporation to the Subscribers in the Selling Provinces in accordance with the Subscription Agreements are exempt, either by statute, regulation or order, from the prospectus requirements of the Applicable Securities Laws in the Selling Provinces and no prospectus will be required and no other document is required to be filed, no proceedings are required to be taken and no approvals, permits, consents or authorizations are required to be obtained in any of the Selling Provinces to permit such offering, sale and issuance of the Offered Shares by the Corporation to the Subscribers in the Selling Provinces, except for the filing by the Corporation, within the prescribed time periods, of the required reports of such sale and the payment by the Corporation of applicable fees relating thereto; and

(vi)	the first trade in the Offered Shares may be completed in certain circumstances after holding the Offered Shares for four months;

It is understood that the Corporation's counsel may rely on the opinions of local counsel acceptable to them as to matters governed by the laws of jurisdictions other than British Columbia, Alberta and Ontario and on certificates of public officials, of officers of the Corporation and of the Transfer Agent for the Offered Shares as to relevant matters of fact.

(b)

A legal opinion of the Corporation's U.S. counsel addressed to the Underwriter and the Subscribers, in form and substance reasonably satisfactory to the Underwriter and the Underwriter's U.S. counsel, to the effect that the Offered Shares are not required to be registered under the U.S. Securities Act, and with respect to such other matters as the Underwriters and the Underwriter’s U.S. counsel may reasonably request.

Certificate

(c)	A certificate of the Corporation dated the Closing Date, addressed to the Underwriter and signed on the Corporation's behalf by any two senior officers or the Corporation, certifying that:

	(i)	the Corporation has complied with and satisfied all terms and conditions of the Material Agreements on its part to be complied with or satisfied at or prior to the Closing Time;

	(ii)	the representations and warranties of the Corporation set forth herein are true and correct at the Closing Time, as if made at such time;

(iii)

no event of a nature referred to in Section 9(a)(i), (ii), (iii) or (vi) has occurred or to the knowledge of such officers is pending, contemplated or threatened, excluding (with respect to Section 9(a)(ii) or (iii)) any obligation to make a determination as to the Underwriter's opinion;

(iv)

no order, ruling or determination having the effect of ceasing or suspending trading in any securities of the Corporation, or prohibiting or restricting the distribution of the Offered Shares, has been made, or proceedings have been announced, commenced or threatened for the making of any such order, ruling or determination by any securities commission, similar regulatory authority, the Exchange or by any other competent authority, and, to the knowledge of such officers, no proceedings for such purpose are pending, contemplated or threatened;

	(v)	the Corporation has made and/or obtained, on or prior to the Closing Time, all necessary filings, approvals, consents and acceptances of applicable regulatory authorities and under any applicable agreement or document to which the Corporation is a party or by which it is bound in respect of the execution and delivery of the Material Agreements, the offering and sale of the Offered Shares and the consummation of the transactions contemplated hereby (subject to completion of filings with certain regulatory authorities following the Closing Date);

(vi)	the Corporation has no reason to believe that the Acquisition will not be completed in accordance with the terms of the Purchase and Sale Agreement on or about June 16, 2006; and

(vii)	the Purchase and Sale Agreement has not been amended nor have any terms and conditions thereof been waived, other than as disclosed to the Underwriter.

Other

(d)	Executed copies of the Subscription Agreements in form and substance reasonably satisfactory to the Underwriter and the Underwriter's counsel.

(e)	Evidence satisfactory to the Underwriter and the Underwriter's counsel that the Corporation has obtained all necessary approvals from the Exchange for:

(i) the issuance of the Offered Shares; and

(ii) the listing of the Offered Shares,

subject only to the filing of documents which may be required by the Exchange.

(f)	Evidence that the Corporation is a reporting issuer in British Columbia and Alberta.

(g)

Confirmation of additional representations and warranties as may be reasonably requested by the Underwriter to address issues uncovered during the course of the Underwriter's due diligence review of the Corporation.

(h)	The Underwriter's Fee provided for in Section 2.

11.	Deliveries

                    The sale of the Offered Shares shall be completed at the Closing Time at the offices of the Underwriter's counsel in Calgary, Alberta or at such other place as the Corporation and the Underwriter may agree. Subject to the conditions set forth in this Agreement, the Underwriter, on the Closing Date, shall deliver to the Corporation:

(a)	all completed Subscription Agreements and where applicable, all completed forms required by the Applicable Securities Laws and the Exchange; and

(b)	a wire transfer in an amount equal to the aggregate amount of all the subscriptions for the Offered Shares minus the cash portion of the Underwriter's Fee provided for in Section 2;

against delivery by the Corporation to the Underwriter of:

(c)	the opinions, certificates and documents referred to in Section 10 above;

(d)

definitive certificates representing, in the aggregate, all of the Offered Shares subscribed for in the name of Canaccord Capital Corporation or in such name or names as the Underwriter shall notify the Corporation in writing not less than 48 hours prior to the Closing Time provided such certificates registered in such names may, subject to receipt by the Corporation of a satisfactory indemnity, be delivered in advance of the Closing Date to the Underwriter or the Underwriter's agent or other parties in such locations as the Underwriter may direct and the Underwriter and the Corporation may agree upon;

(e)	such further documentation as may be contemplated by this Agreement or that may reasonably be requested by Underwriters' counsel.

                    The Corporation may not reject any properly completed Subscription Agreement from a Subscriber resident in the Selling Jurisdictions, unless the number of Offered Shares subscribed for pursuant to all Subscription Agreements tendered by the Underwriters exceeds the maximum number of Offered Shares to be sold under this Agreement, in which case Subscription Agreements representing the over-allotment shall, in consultation with the Underwriters, be rejected, or unless the acceptance of such Subscription Agreement may breach or violate any Applicable Securities Laws.

12.	Restrictions on Offerings

                    The Corporation agrees that, from the date hereof to the date that is 120 days after the Closing Date, it shall not issue or announce any intention to issue or enter into any agreements to issue any Common Shares or securities, convertible or exchangeable into Common Shares without the consent of the Underwriter such consent not to be unreasonably withheld. These restrictions do not apply to currently outstanding stock options, options issued pursuant to the existing stock option plan (so long as they do not exceed 10% of the outstanding number of Common Shares) and the warrants described herein that are outstanding on the Closing Date.

                    The Corporation hereby irrevocably grants to the Underwriter a right of first refusal to act as the Corporation's lead agent or underwriter, as the case may be, in any public or private financing of the Corporation which involves an agent or underwriter (a "Financing") for a period of 12 months from the Closing Date. If the Corporation wishes to effect a Financing during such period, it shall provide the Underwriter with written notice thereof setting forth the proposed terms thereof, including the proposed terms and conditions relative to the compensation of the agent or underwriter, as the case may be, and the Underwriter shall have five Business Days after receipt of such notice within which to notify the Corporation of its election to exercise its rights hereunder.

                    If the Underwriter elects not to exercise its rights hereunder (and the failure of the Underwriter to notify the Corporation of its election to exercise its right hereunder within such five Business Days will be deemed to be an election not to exercise its right hereunder) or the Corporation and the Underwriter are unable to agree to the terms of a proposed Financing within such period, then the Corporation may proceed with the Financing through any other agent or underwriter, as the case may be, and without the Underwriter's participation provided that the terms and conditions of such Financing are not less favourable to the Corporation and the terms and conditions relative to the compensation of the agent or underwriter, as the case may be, are not more favourable, to such agent or underwriter, as the case may be, than the terms and conditions proposed by the Corporation to the Underwriter. If the Financing is completed, the right of first refusal granted under this Section 12 shall expire.

13.	Notices

                    Any notice or other communication to be given hereunder shall, in the case of notice to be given to the Corporation, be addressed to the Corporation, Attention: Drew Cadenhead, President and Chief Executive Officer, at the above address with a copy to:

Blake, Cassels & Graydon LLP
Suite 2600, Three Bentall Centre
595 Burrard Street
Vancouver, British Columbia V7X 1L3
Attention: Michael J. Johnson
Fax No.: (604) 631-3317

and, in the case of notice to be given to the Underwriter, be addressed to:

Canaccord Capital Corporation
TransCanada Tower, Suite 2200
450 – 1st Street SW
Calgary, Alberta T2P 5P8
Attention: Richard Cawkwell
Fax No.: (403) 508-3866

with a copy to:

Bennett Jones LLP
4500, 855 – 2nd Street S.W.
Calgary, Alberta T2P 4K7
Attention: Mark Paslawski
Fax No.: (403) 265-7219

or to such other address as the party may designate by notice given to the other. Each communication shall be personally delivered to the addressee or sent by fax transmission to the addressee, and:

(a)

a communication which is personally delivered shall, if delivered before 5:00 p.m. (local time) on a Business Day, be deemed to be given and received on that day and, in any other case be deemed to be given and received on the first Business Day following the day on which it is delivered; and

(b)

a communication which is sent by fax transmission shall, if sent on a Business Day before 5:00 p.m. (local time), be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is sent.

14.	Conditions

(a)

All terms and conditions of this Agreement to be performed by the Corporation shall be construed as conditions, and any breach or failure to comply with any material terms and conditions shall entitle the Underwriter to terminate its obligations hereunder by written notice to that effect given to the Corporation prior to the Closing Date. The Underwriter may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Underwriter only if the same is in writing.

(b)

All terms and conditions of this Agreement to be performed by the Underwriter shall be construed as conditions, and any breach or failure to comply with any material terms and conditions shall entitle the Corporation to terminate its obligations to sell the Offered Shares by written notice to that effect given to the Underwriter prior to the Closing Date. The Corporation may waive in whole or in part any breach of, default under or non-compliance with any representation, warranty, term or condition hereof, or extend the time for compliance therewith, without prejudice to its rights in respect of any other representation, warranty, term or condition hereof or any other breach of, default under or non-compliance with any other representation, warranty, term or condition hereof, provided that any such waiver or extension shall be binding on the Corporation only if the same is in writing.

15.	Survival of Representations and Warranties

                    All representations, warranties, terms, conditions and covenants herein or contained in certificates or documents submitted pursuant to or in connection with the transactions contemplated herein shall survive the payment by the Underwriter for the Offered Shares, if any, and the distribution of the Offered Shares and shall continue in full force and effect for the benefit of the Underwriter and the Corporation regardless of any investigation by or on behalf of the Underwriter with respect thereto.

16.	Underwriter's Covenants

The Underwriter covenants and agrees with the Corporation that it will:

(a)

conduct activities in connection with the proposed offer and sale of the Offered Shares in compliance with all Applicable Securities Laws and cause a similar covenant to be contained in any agreement entered into with any Selling Dealer Group established in connection with the distribution of the Offered Shares;

(b)

not advertise the proposed offering or sale of the Offered Shares in the printed media of general and regular paid circulation, radio, television or telecommunications including electronic display nor provide or make available to prospective purchasers of the Offered Shares any document or material which would constitute an offering memorandum as defined under Applicable Securities Laws;

(c)

not solicit subscriptions for the Offered Shares, trade in the Offered Shares or otherwise do any act in furtherance of a trade of the Offered Shares outside of the Selling Jurisdictions except in compliance with the applicable securities laws thereof and provided that the Underwriter may so solicit, trade or act within such jurisdiction only if such solicitation, trade or act is in compliance with applicable securities laws in such jurisdiction and does not: (i) obligate the Corporation to take any action to qualify any of its securities or any trade of any of its securities; (ii) obligate the Corporation to establish or maintain any office or director or officer in such jurisdiction; or (iii) subject the Corporation to any reporting or other requirement in such jurisdiction;

(d)

obtain from each Subscriber a properly completed and executed Subscription Agreement and all applicable undertakings, questionnaires and other forms required under Applicable Securities Laws and by the Exchange and supplied to the Underwriter for completion in connection with the distribution of the Offered Shares;

(e)

keep confidential the Responses unless: (i) such information is already in the public domain (through no fault of the Underwriter); (ii) disclosure of such information is required by law or pursuant to a legal proceeding; or (iii) such information is disclosed to the Underwriter by another party who is not subject to an obligation of confidentiality; and

(f)

provide to the Corporation all necessary information in respect of the Underwriter and the Subscribers to allow the Corporation to file, with the Securities Commissions, if required, reports of the trades of the Offered Shares in accordance with Applicable Securities Laws within ten (10) days of the Closing Date.

17.	U.S. Offers

                    In order to permit the offer and sale of the Offered Shares in the United States in compliance with exemptions from registration under the U.S. Securities Act and applicable state securities laws:

(a)

the Underwriter makes the representatives, warranties and covenants in Schedule "A" hereto and agrees on its own behalf and on behalf of its United States affiliate, for the benefit of the Corporation, to comply with the selling restrictions set forth in Schedule "A" hereto, which forms part of this Agreement; and

(b)

the Corporation makes the representations, warranties and covenants set forth in Schedule "A" hereto for the benefit of the Underwriter, and agrees to comply with the selling restrictions set forth in Schedule "A" hereto, which forms part of this Agreement.

18.	Severability

                    If one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

19.	Relationship Between the Corporation and the Underwriter

The Corporation:

(a)

acknowledges and agrees that the Underwriter and its affiliates may have certain statutory obligations as a registrant under the Applicable Securities Laws and may have fiduciary relationships with its clients;

	(b)	acknowledges and agrees that the Underwriter is not a fiduciary of the Corporation; and

	(c)	consents to the Underwriter acting hereunder while continuing to act for its clients.

To the extent that the Underwriter's (or its affiliates) statutory obligations as a registrant under the Applicable Securities Laws or fiduciary relationships with its clients (if any) conflict with its obligations hereunder, the Underwriter (or its affiliates) shall be entitled to fulfill its statutory obligations as a registrant under the Applicable Securities Laws and its duties to its clients. Nothing in this Agreement shall be interpreted to prevent the Underwriter (or its affiliates) from fulfilling its statutory obligations as a registrant under the Applicable Securities Laws or to act as a fiduciary of its clients.

20.	Ability to Enforce

                    The Corporation authorizes the Underwriter to enforce the representations, warranties and covenants of the Corporation to the Subscribers set forth in the Material Agreements on behalf of the Subscribers and to seek damages suffered by them on their behalf (or any other applicable remedy) for any breach of such representations, warranties and covenants. Such action may be brought by the Underwriter at its sole discretion (which need not be exercised reasonably) and there is no obligation of the Underwriter to bring such action.

21.	Governing Law

                    This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein, and each of the parties hereto irrevocably attorns to the jurisdiction of the courts of the Province of Alberta.

22.	Time of the Essence

Time shall be of the essence of this Agreement.

23.	Counterpart Execution

                    This Agreement may be executed in one or more counterparts, in original or facsimile form, and each of which so executed shall constitute an original and all of which together shall constitute one and the same agreement.

24.	Entire Agreement

                    This Agreement represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, warranties, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein. This Agreement shall not be amended or varied in its terms by oral agreement or by representations or otherwise except by instrument in writing executed by the duly authorized representatives of the parties hereto or their respective successors or assigns. It is understood that the terms and conditions of this Agreement supersede any previous verbal or written agreement between the Underwriter and the Corporation including the letter agreement dated May 11, 2006.

                    If the foregoing is in accordance with your understanding and is agreed to by you, please confirm your acceptance by signing the enclosed copies of this letter at the place indicated and by returning the same to the Underwriter.

CANACCORD CAPITAL CORPORATION

Per:
Name:
Tile:

ACCEPTED AND AGREED to as of this 12th day
of May, 2006.

TAG OIL LTD.

Per:
Name:
Title:

SCHEDULE A

Terms and Conditions for United States Offers and Sales
and Compliance with U.S. Securities Laws

This is Schedule A to the Underwriting Agreement (the "Underwriting Agreement") between TAG Oil Ltd. (the "Corporation") and Canaccord Capital Corporation (the "Underwriter") dated effective as May 12, 2006. All capitalized terms that are used in this Schedule and not otherwise defined shall have the meaning ascribed thereto in the Underwriting Agreement.

For the purpose of this Schedule "A", the following terms shall have the meanings indicated:

"Accredited Investor"	means an "accredited investor", as that term is defined in Rule 501(a) of Regulation D;

"affiliate"	means an "affiliate" as that term is defined in Rule 405 under the U.S. Securities Act;

"Directed Selling Efforts"	means "directed selling efforts" as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Schedule "A", it means, subject to the exclusions from the definition of "directed selling efforts" contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the Securities, and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of any of the Securities;

"Foreign Issuer"	means a "foreign issuer" as that term is defined in Regulation S;

"General Solicitation or General Advertising"	means "general solicitation or general advertising", as used under Rule 502(c) under the U.S. Securities Act, including without limitation any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising;

"Institutional Accredited Investor"	means an Accredited Investor that satisfies the requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D;

"Offering Material"	means the disclosure and subscription documents (including any term sheet, or copies of news releases issued by the Corporation in the United States) prepared and provided by the Corporation to the Underwriter;

"Qualified Institutional Buyer"	means "qualified institutional buyer" as defined in Rule 144A;

"Regulation D"	means Regulation D under the U.S. Securities Act;

"Regulation S"	means Regulation S under the U.S. Securities Act;

"Rule 144A"	means Rule 144A under the U.S. Securities Act;

"SEC"	means the United States Securities and Exchange Commission;

"Securities"	means the Offered Shares;

"Substantial U.S. Market Interest"	means "substantial U.S. market interest" as that term is defined in Regulation S;

"United States"	means the United States of America, its territories and possessions,

"U.S. Affiliate"	any state of the United States, and the District of Columbia; means a U.S. registered broker-dealer affiliate of the Underwriter;

"U.S. Exchange Act"	means the United States Securities Exchange Act of 1934, as amended;

"U.S. Person"	means "U.S. person" as defined in Regulation S;

"U.S. Purchaser"	means an Accredited Investor designated by the Underwriter to purchase the Securities directly from the Corporation pursuant to an executed Subscription Agreement, or a Qualified Institutional Buyer purchasing Securities from an Underwriter; and

"U.S. Securities Act"	means the United States Securities Act of 1933, as amended.

A.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE UNDERWRITER

The Underwriter acknowledges that the Securities have not been and will not be registered under the U.S. Securities Act or the securities laws of any state and may not be offered or sold except in compliance with Rule 903 of Regulation S or pursuant to an exemption from the registration requirements of the U.S. Securities Act and any applicable state securities laws. Accordingly, the Underwriter represents, warrants and covenants to the Corporation that:

1.

Except for offers and sales of Securities as permitted in Sections A.4 through A.12 of this Schedule "A", neither the Underwriter, its affiliates nor any persons acting on its or their behalf, has engaged or will engage in: (i) any offer to sell or any solicitation of an offer to buy, any Securities forming part of its allotment (including any Securities purchased by it pursuant to the Underwriting Agreement) to any person in the United States or to a U.S. Person, or a person that is purchasing for the account or benefit of a U.S. Person; (ii) any sale of Securities forming part of its allotment (including any Securities purchased by it pursuant to the Underwriting Agreement) to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, and was not purchasing the Securities for the account or benefit of a U.S. Person, or the Underwriter, its affiliates or persons acting on its behalf reasonably believed that such purchaser was outside the United States and not a U.S. Person, and was not purchasing the Securities for the account or benefit of a U.S. Person; or (iii) any Directed Selling Efforts during the distribution of the Securities. For the purpose of this Schedule A, a person that is not a U.S. person by virtue of Rule 902(k)(2)(i) of Regulation S shall be deemed to be outside the United States, and the Underwriter may make offers and sales to such persons pursuant to Rule 903 of Regulation S.

2.

It will not offer or sell the Securities in the United States or to U.S. Persons or persons purchasing for the account or benefit of U.S. Persons, except that it may offer or sell Securities to Purchasers that are U.S. Purchasers in the manner permitted by Section A.4 through A.12 of this Schedule "A".

3.

It has not entered and will not enter into any contractual arrangement with respect to the distribution of the Securities, except with its U.S. Affiliates or members of the Selling Dealer Group, without the prior written consent of the Corporation.

4.

All offers of Securities in the United States or to or for the account or benefit of U.S. Persons have been and will be made through the Underwriter's U.S. Affiliate and all sales of the Securities in the United States or to or for the account or benefit of U.S. Persons or persons in the United States shall be made by the Corporation to Purchasers designated by the Underwriter's U.S. Affiliate. The U.S. Affiliate participating in this offering is duly registered as a broker or dealer pursuant to Section 15(b) of the U.S. Exchange Act and under the securities laws of each state in which such offers and sales are to be made (unless exempted from the respective state's broker- dealer registration requirements) and is a member in good standing with the National Association of Securities Dealers, Inc. It shall ensure that each U.S. Affiliate complies with the same provisions of Schedule "A" as apply to the Underwriter as if such provisions applied to such U.S. Affiliate.

5.

It and its affiliates have not, either directly or through a person acting on its or their behalf, solicited and will not solicit offers for, and have not offered to sell and will not offer to sell, Securities in the United States or to or for the account or benefit of U.S. Persons by any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

6.

Any offer, sale or solicitation of an offer to buy Securities that has been made or will be made in the United States or to or for the account or benefit of U.S. Persons was or will be made only (i) to Accredited Investors or Institutional Accredited Investors with which the Underwriter has a pre-existing relationship and who will purchase the Securities directly from the Corporation in compliance with Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D or (ii) to Qualified Institutional Buyers, who will purchase Securities from the Underwriter or its U.S. Affiliate (acting as principal) in compliance with Rule 144A, and in each case in compliance with any applicable state securities laws and in accordance with any applicable U.S. federal or state laws or regulations governing the registration or conduct of securities brokers or dealers.

7.	(i)	Immediately prior to soliciting offerees that are in the United States or U.S. Persons or who are purchasing for the account or benefit of a U.S. Person, the Underwriter, its affiliates and any person acting on its or their behalf had reasonable grounds to believe and did believe that each such offeree was (i) an Accredited Investor, (ii) an Institutional Accredited Investor, or (iii) a Qualified Institutional Buyer; and

	(ii)	at the time of completion of each sale to a person in the United States or to or for the account or benefit of a U.S. Person, the Underwriter, its affiliates, and any person acting on its or their behalf will have reasonable grounds to believe and will believe, that (i) any purchaser designated by the Underwriter or its U.S. Affiliate to purchase Securities from the Corporation as a U.S. Purchaser is an Accredited Investor purchasing the Securities for its own account or is an Institutional Accredited Investor purchasing the Securities for its own account or for the account of an Accredited Investor over which it exercises sole investment discretion, and in each case, with which the Underwriter or its U.S. Affiliate had a pre-existing relationship; or (ii) any purchaser purchasing securities from the Underwriter or its U.S. Affiliate (acting as principal) is a Qualified Institutional Buyer purchasing the Securities for its own account or for the account of another Qualified Institutional Buyer over which it exercises sole investment discretion.

8.

Each Underwriter will inform, or will cause its U.S. Affiliate and any person acting on its or their behalf to inform each U.S. Purchaser of the Securities that neither the Securities or any of the Securities have been, nor will any of them be, registered under the Securities Act or any applicable state securities laws and that the Securities are being sold to them without registration under the Securities Act in reliance on Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D or Rule 144A (as the case may be) and exemptions from registration under applicable state securities laws.

9.

Each U.S. Purchaser from the Corporation pursuant to Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D will be required, prior to the time of purchase of any Securities, to execute and deliver a U.S. Subscription Agreement. Each such purchaser shall also acknowledge that it understands and acknowledges that it is making the representations, warranties and agreements contained therein with the intent that it may be relied upon by the Corporation and the Underwriter in determining its eligibility to purchase the Securities.

10.

None of it, any of its affiliates or any person acting on its or their behalf has used or will use any Offering Material or other document or had made or issued or will make or issue any advertisement in connection with the offer or sale of Securities that does not comply with Section B.6 of this Schedule "A".

11.

None of it, any of its affiliates or any person acting on any of their behalf has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Securities.

12.

At the Closing, the Underwriter (together with its U.S. Affiliate) will provide a certificate, substantially in the form of Exhibit 1 to this Schedule "A", relating to the manner of the offer and sale of the Securities. The failure of the Underwriter to deliver such a certificate shall be deemed a representation to the Corporation that the Underwriter did not offer or sell and will not offer or sell any Securities in the United States or to or for the account or benefit of a U.S. Person and (b) the name and address of all U.S. Subscribers so as to enable the Corporation to comply with its obligations under paragraph B.9 hereunder.

B.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE CORPORATION

The Corporation represents, warrants, covenants and agrees that:

1.	The Corporation is a Foreign Issuer with no Substantial U.S. Market Interest in the common shares of the Corporation.

2.

Except as permitted herein, neither the Corporation, its affiliates nor any persons acting on its or their behalf (other than the Underwriter, its affiliates, members of the Selling Dealers Group or any person acting on their behalf, in respect of which no representation is made), has engaged or will engage in: (i) any offer to sell or any solicitation of an offer to buy, any Securities to any person in the United States or to a U.S. Person, or a person that is purchasing for the account or benefit of a U.S. Person; (ii) any sale of Securities to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States and not a U.S. Person, and was not purchasing for the account or benefit of a U.S. Person, or the Corporation, its affiliates and any persons acting on its or their behalf reasonably believed that such purchaser was outside the United States and not a U.S. Person, and was not purchasing for the account or benefit of a U.S. Person; or (iii) any Directed Selling Efforts with respect to any of the Securities.

3.

Neither it nor any of its affiliates, nor any person acting on its or their behalf (other than the Underwriter, its U.S. affiliates, members of the Selling Dealer Group or any person acting on their behalf, in respect of which no representation is made), during the period in which the Securities are offered for sale, has taken or will take any action that would cause the exemptions afforded by Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D to be unavailable for offers and sales of Securities in the United States in accordance with this Schedule "A", or the exclusion from registration afforded by Rule 903 of Regulation S to be unavailable for offers and sales of the Securities outside the United States in accordance with the Underwriting Agreement.

4.

None of the Corporation, any of its affiliates or any person acting on its or their behalf (other than the Underwriter, its affiliates, members of the Selling Dealer Group or any person acting on their behalf, in respect of which no representation is made) has offered or will offer to sell, or has solicited or will solicit offers to buy, the Securities in the United States by means of any form of General Solicitation or General Advertising or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5.

The Corporation has not, since the date that is six months prior to the commencement of the offering of Securities, sold, offered for sale or solicited any offer to buy any of its securities in the United States or to or for the account or benefit of a U.S. Person, and will not after the date hereof sell, offer for sale or solicit any offer to buy any of its securities in the United States or to or for the account or benefit of a U.S. Person, in a manner that would be integrated with the offer and sale of the Securities and would cause the exemption from registration set forth in Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D to become unavailable with respect to the offer and sale of the Securities.

6.

None of the Corporation, any of its affiliates or any person acting on any of their behalf (other than the Underwriter, its affiliates, members of the Selling Dealer Group or any person acting on any of their behalf, in respect of which no representation is made) has taken or will take, directly or indirectly, any action in violation of Regulation M under the U.S. Exchange Act in connection with the offer and sale of the Securities.

7.

None of the Corporation or any of its predecessors or affiliates have been subject to any order, judgment, or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failure to comply with Rule 503 of Regulation D.

8.

The Corporation is not, and as a result of the sale of the Securities contemplated hereby will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended.

9.

The Corporation will duly prepare and file a notice on Form D within 15 days after the first sale of Securities in reliance on Rule 506 of Regulation D, and any notice filings required by applicable state securities laws.

Exhibit 1
to Schedule A

Underwriters' Certificate

                    In connection with the private placement in the United States of Securities (the "Securities") of TAG Oil Ltd. ("Corporation") pursuant to the Underwriting Agreement effective as of May 12, 2006 (the "Underwriting Agreement") between the Corporation and Canaccord Capital Corporation (the "Underwriter"), the undersigned do hereby certify as follows:

(i)

the Securities have been offered and sold in the United States only by the U.S. Affiliate, which was on the dates of such offers and sales, and is on the date hereof, a duly registered broker or dealer pursuant to Section 15(b) of the U.S. Exchange Act and under the securities laws of each state in which such offers and sales were made (unless exempted from the respective state's broker-dealer registration requirements) and was and is a member in good standing with the National Association of Securities Dealers, Inc.;

(ii)

all offers and sales of Securities in the United States have been effected in accordance with all applicable United States federal and state laws and regulations governing the registration and conduct of securities brokers and dealers;

(iii)

immediately prior to offering the Securities to offerees that are in the United States or U. S. Persons, or acting for the account or benefit of U.S. Persons, we had reasonable grounds to believe and did believe that each such offeree was either (i) an Accredited Investor purchasing for its own account or an Institutional Accredited Investor purchasing for its own account or for the account of an Accredited Investor over which it exercises sole investment discretion, or (ii) a Qualified Institutional Buyer acting for its own account or the account of another Qualified Institutional Buyer over which it exercises sole investment discretion, and, on the date hereof, we have reasonable grounds to believe and do believe that (i) each person in the United States or that is a U.S. Person or is purchasing for the account or benefit of a U.S. Person that we have arranged to purchase Securities from the Corporation as a U.S. Purchaser is an Accredited Investor purchasing the Securities for its own account or Institutional Accredited Investor purchasing for its own account or for the account of an Accredited Investor over which it exercises sole investment discretion, and (ii) each person in the United States or that is a U. S. Person or is purchasing for the account or benefit of a U.S. Person that is purchasing Securities from the Underwriter or the U.S. Affiliate (acting as principal) is a Qualified Institutional Buyer purchasing the Securities for its own account or the account of another Qualified Institutional Buyer over which it exercises sole investment discretion;

(iv)

no form of General Solicitation or General Advertising was used by us in connection with the offer or sale of the Securities in the United States nor have we or our affiliates, either directly or through a person acting on our or their behalf, solicited offers for, and have not offered to sell, the Securities in the United States in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act;

(v)

neither we, our affiliates nor anyone acting on our behalf has engaged in any Directed Selling Efforts with respect to the Securities nor will any such person engage in any Directed Selling Efforts with respect to Securities;

(vi)

all offers for the Securities have been solicited only from, and all sales of such Securities have been made only to persons in the United States or U.S. Persons that have been informed that that the Securities have not been and will not be registered under the U.S. Securities Act or any applicable state securities laws and are being sold to them without registration under the U.S. Securities Act in reliance on Section 4(2) of the U.S. Securities Act and/or Rule 506 of Regulation D or Rule 144A under the U.S. Securities Act, as the case may be, and exemptions from any applicable state securities laws;

(vii)

prior to the time of sale of any Securities in the United States or to or for the account or benefit of a U.S. Person or person in the United States, we caused each such purchaser purchasing from the Corporation as a U.S. Purchaser in reliance on Rule 506 of Regulation D, to execute and deliver a U.S. Subscription Agreement;

(viii)

if we purchase any Securities pursuant to the Underwriting Agreement, we will resell those Securities only in compliance with the Underwriting Agreement, including Schedule "A" thereto, and, we will not resell those Securities in the United States or to or for the account or benefit of a U.S. Person except in compliance with Rule 144A (if available at the time of resale) or another exemption from registration under the U.S. Securities Act and in compliance with applicable state securities laws;

(ix)	the offering of the Securities has been conducted and will be conducted in accordance with the terms of the Underwriting Agreement, including Schedule "A" thereto.

                    All capitalized terms not otherwise defined herein shall have the meanings set forth in the Underwriting Agreement, including Schedule "A" thereto.

                    Dated this ______ day of June, 2006

Canaccord Capital Corporation		Canaccord Capital Corporation (USA), Inc.

Per:		Per:
	Name:		Name:
	Title:		Title: